Federal Home Loan Bank of Cincinnati
NEWS RELEASE
For Immediate Release
October 24, 2006

Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES THIRD QUARTER 2006 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the third quarter and nine months ended September 30, 2006. Net income for the quarter increased $7.1 million, or 12.6 percent, compared to the third quarter of 2005. Year-to-date net income increased $27.7 million, or 17.7 percent, from the same period in 2005. Assets rose 3.5 percent compared to year-end 2005 and were up 2.2 percent from June 30, 2006. Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew 10.4 percent in the first nine months of 2006, compared to year-end 2005. The FHLBank also added $11.7 million to retained earnings in the quarter for a year-to-date increase of $33.2 million, bringing the total to $241.0 million as of September 30, 2006.

Assets and Mission Asset Activity
Assets were $79.9 billion on September 30, 2006. The balance of Mission Asset Activity stood at $55.1 billion. The principal balance of Advances rose 12.8 percent to $45.3 billion from year-end 2005 while the average balance for the first nine months of 2006 was $46.0 billion, up 2.0 percent when compared to the same period of 2005.

The principal balance of mortgage loans held for portfolio remained at $8.3 billion, virtually the same as at year-end 2005. The FHLBank executed $861 million of new mortgage purchase commitments in the first nine months of 2006, while principal repayments totaled $841 million.

Operating Results and Profitability
Year-to-date net income through September 30, 2006, was $184.3 million (compared to $156.6 million in the same period of 2005) and third quarter net income was $62.9 million (compared to $55.8 million in 2005). The year-to-date return on average equity (ROE) was 6.57 percent, an increase of 1.11 percentage points from the first nine months of 2005. ROE for the third quarter was 6.60 percent, up 0.47 percentage points from the same period in 2005 and 0.03 percentage points below the second quarter of 2006. Net interest income rose to $283.2 million year-to-date and to $95.9 million for the quarter, up 15.6 percent and 9.0 percent, respectively, from the periods a year earlier. Average net interest margin for the first nine months grew to 0.48 percent, compared to 0.41 percent a year earlier and to 0.49 percent for the third quarter from 0.45 percent during the same period of 2005.

Capital Stock and Retained Earnings
Capital stock was $3.6 billion on September 30, an increase of 2.3 percent from year-end 2005. However, regulatory capital stock (which includes the captions of capital stock and mandatorily redeemable capital stock on the statements of condition) decreased $200.8 million, or 5.1 percent, from the prior year end due to redemptions of excess non-member capital stock. The details of these redemptions were described in our first and second quarter Form 10-Q filings. Retained earnings grew to $241.0 million on September 30, up 16.0 percent since year-end 2005. The FHLBank paid a third quarter dividend rate of 5.75 percent.

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The Federal Home Loan Bank of Cincinnati is a $79.9 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 739 member financial institutions located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 district FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30,	December 31,
	____2006___	____2005___
Total assets	$79,893	$77,180
Advances (principal)	45,316	40,157
Mortgage loans (principal)	8,297	8,324
Mandatorily redeemable capital stock	136	418
Capital stock	3,585	3,504
Retained earnings	241	208
Total capital	3,822	3,709
Capital to assets ratio (GAAP)	4.78%	4.81%
Capital to assets ratio (Regulatory) (1)	4.96	5.35

OPERATING RESULTS For the periods ended September 30

	Three months		Nine months
	__2006_	__2005_	__2006_	__2005_
Net interest income	$96	$88	$283	$245
Other income	1	(1)	4	—
Other expense	11	10	35	31
Assessments	23	21	68	57

Net income	$63	$56	$184	$157

PROFITABILITY

Return on average equity	6.60%	6.13%	6.57%	5.46%
Net interest margin	0.49	0.45	0.48	0.41
Annualized dividend rate	5.75	4.88	5.75	4.75

(1) Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

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